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                                                                   EXHIBIT 10.24


                  RETIREMENT PROGRAM FOR NONEMPLOYEE DIRECTORS



Effective Date:     July 27, 1983

Eligibility:        Five years of Board service as a Nonemployee Director.  The minimum retirement age is 65.

Annual Payment      For service as a Nonemployee Director prior
Amount:             to July 29, 1992:

                         100% of annual retainer at time of retirement and an amount equal to the sum of all Board and Committee meeting fees paid to an eligible Director in the preceding twelve months.

                    For service as a Nonemployee Director from and after July 29, 1992:

                         100% of annual retainer at time of retirement.

Payment Duration:   Payments will be made for a period equal to length of Board service as a Nonemployee Director with the annual amount prorated for periods of less than one year. In the event of the death of an eligible Director prior to retirement, benefit payments will be made to the designated beneficiary or to the estate. If death occurs after retirement, any remaining benefit payments will continue to the designated beneficiary or to the estate.

Regulations:        The members of the Board who are not Nonemployee Directors, shall construe, interpret and administer this program, and shall have the power to adopt regulations relating thereto.